Exhibit 99.1

FORWARD-LOOKING STATEMENTS

This quarterly report on Form 10-Q for the quarter ended June 30, 2010 contains forward-looking statements, which are statements about matters that are not historical or current facts. In addition, our management may from time to time make forward-looking statements orally to analysts, investors, the news media and others. Forward-looking statements often include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “will,” “would,” “should,” “could,” “may” or similar words. Among the forward-looking statements in this report are statements relating to:

•                  our expectation that a disruption related to our single source suppliers or our primary sterilization provider could materially affect and disrupt our ability to manufacture, distribute and supply certain of our products;

•                  our expectation that a disruption to our supply sources and an inability to develop alternative sources for such supply would result in a material disruption of our ability to sell certain products for an extended time period and could adversely affect our operations;

•                  our belief that our patents are directed at, among other things, the core technology used in our soft-tissue surgery systems, including both multi-electrode and single electrode configurations of our disposable devices, as well as the use of Coblation technology in many different surgical procedures;

•                  our belief that our issued patents are directed at many of the core features of our acquired technologies from Opus, Atlantech, Parallax and ATI;

•                  our expectation that if coverage or payment policies of third-party payors are revised in light of increased efforts to control healthcare spending or otherwise, the amount we may charge or the demand for our products may decrease;

•                  our expectation that even though a new medical device may have been approved for commercial distribution, we may find limited demand for the device until reimbursement approval has been obtained from governmental and private third-party payors;

•                  our belief that in the United States, healthcare reform legislation proposals will most likely remain focused on reducing the cost of healthcare and that efforts by private payors to contain costs through managed care and other methods will continue in the future as efforts to reform the healthcare system continue;

•                  our belief that we are well-positioned to respond to changes resulting from the worldwide trend toward cost-containment due to our manufacturing efficiencies and cost controls;

•                  our expectation that the repatriation of certain earnings of our foreign operations may result in substantial U.S. tax cost;

•                  our expectation that we may require increased product liability coverage as our products are successfully commercialized in additional applications;

•                  our belief that a successful product liability claim or series of claims brought against us in excess of our insurance coverage could have a material adverse effect on our business, financial condition, results of operations and our ability to attract and retain customers for our products;

•                  our belief that management’s continuing evaluation and work to enhance our internal control over financial reporting will require the dedication of additional resources and management time and expense;

•                  our belief that if we are not able to remain current in our filings with the Securities and Exchange Commission (“SEC”), we will face adverse consequences and restrictions;

•                  our expectation that the Review and resulting SEC and U.S. Department of Justice investigations will likely continue to divert our management’s time and attention and cause us to incur substantial costs and expenses;

•                  our expectation that our ability to generate revenue will be harmed if we fail to obtain or maintain regulatory approval in any foreign country in which we plan to market our products;

•                  our intention to seek international reimbursement approvals;

•                  our belief that we must continue to penetrate the market in other orthopedic procedures, expand physicians’ education with respect to Coblation technology, and continue working on new product development efforts in order to achieve increasing disposable device sales over time;

•                  our expectation that our future financial performance will depend in part on our ability to develop and manufacture new products in a cost-effective manner, to introduce these products to the market on a timely basis, and to achieve market acceptance of these products;

•                  our belief that we will need to continue to improve our financial and managerial controls, reporting systems and procedures as we continue to grow and expand our business, and our intention to continue to invest in new technology, make other capital expenditures, develop management and operating systems, and, where appropriate, hire, train, supervise and manage employees with expertise to handle these particular demands;

•                  our expectation that international revenue will remain a significant percentage of total revenue and our belief that we must continue to expand our international sales activities to be successful;

•                  our expectation that future international revenues and costs will be denominated in foreign currencies;

•                  our expectation that our international sales growth will be limited if we are unable to establish appropriate foreign operations, expand international sales channel management and support organizations, hire additional personnel, develop relationships with international sales representatives, and establish relationships with additional distributors;

•                  our expectation that we will require a significant amount of cash to fund our working capital needs and planned expenditures and that our ability to meet these needs will depend on our ability to generate cash from operations and effectively manage our cash balances;

•                  our belief that our facilities in the United States and those leased in various countries around the world for sales, marketing and administrative purposes are in good condition, well maintained, and are suitable and adequate to carry on our business;

•                  our belief that if one or more of the material legal proceedings in which we are involved is determined against us, it could have a material adverse effect on our earnings, liquidity and financial condition and our expectation that we will incur legal defense costs in relation to those proceedings;

•                  our expectation that disposable device sales and implants will remain the key component of our product sales for the foreseeable future;

•                  our expectation that net earnings will be affected by the same trends that impact our revenues, gross margin and operating margin as well as by other income and expenses, such as interest expense, and by income tax expense;

•                  our expectation that we will report foreign currency gains or losses each period due to the changes in the value of the euro, British pound, Swedish kroner, Swiss franc, Australian dollar and Costa Rican colon versus the U.S. dollar;

•                  our expectation that we will be able to fully utilize our deferred tax assets;

•                  our expectation that we will experience variations in our results of operations and financial condition to the extent that the exchange rates for foreign currencies fluctuate against the U.S. dollar;

•                  our expectation that we will continue to incur legal defense cost in connection with the DOJ and SEC matters related to the Review and restatement;

•                  our belief that our tax expense was, and will continue to be, significantly reduced due to a tax holiday for our Costa Rica manufacturing operations in which we are not subject to Costa Rican income tax until January 2016;

•                  our belief that our disclosure controls and procedures will not be effective at the reasonable assurance level until we are able to consistently file required reports with the SEC on a timely basis;

•                  our intention to continue to design and implement certain remediation measures to address material weaknesses and enhance our system of internal controls over financial reporting;

•                  our belief that the remediation measures identified will remediate the identified control deficiencies and strengthen our internal control over financial reporting;

•                  our expectation that additional measures may need to be taken to address control deficiencies or that we may need to modify or otherwise adjust our remediation measures;

•                  our expectation that the revision of our policies and procedures related to mergers and acquisitions, accruals, account reconciliations, accounting reviews and change management has and will continue to require additional training;

•                  our expectation that we will continue to enhance our accounting and finance processes to enhance our ability to assess the accuracy of the consolidated financial statements and whether business practices are consistent with our stated accounting policies and procedures;

•                  our expectation that we will continue to review and assess the sufficiency of our accounting and internal audit resources;

•                  our expectation that the account reconciliation process will be maintained prospectively as a tool to evaluate the consistent application of generally accepted accounting principles in the U.S. throughout our worldwide operations;

•                  our expectation that the internal audit department will implement enhanced risk assessment methodology which more actively recruits the input of business unit and functional leadership, which may require the hiring of additional internal audit staff; and

•                  descriptions of assumptions underlying or relating to any of the foregoing matters and any other statements contained in this report that are or may be forward-looking statements.

Forward-looking statements reflect our management’s beliefs, expectations or predictions of future conditions, events or results based on various assumptions, information currently available to our management and management’s estimates of trends and economic factors in the markets in which we are active, as well as our business plans. They are not guarantees of future performance. By their nature, forward-looking statements are subject to risks and uncertainties. Our actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements. There are a number of factors that could cause actual conditions, events or results to differ materially from those described in the forward-looking statements contained in this report. A discussion of certain factors that could cause actual conditions, events or results to differ materially from those expressed in any forward-looking statements appears in “Part II—Item 1A—Risk Factors.”

Readers are cautioned not to place undue reliance on forward-looking statements in this report or that we make from time to time, and to consider carefully the factors discussed in “Part II—Item 1A—Risk Factors” in evaluating these forward-looking statements. These forward-looking statements are representative only as of the date they are made, and we undertake no obligation to update any forward-looking statement as a result of new information, future events or otherwise.